Exhibit 99.1

FPB Bancorp, Inc. Reports Third Quarter Results

PORT ST. LUCIE, Florida, October 29, 2009 – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today the following results:  Net losses for the third quarter of 2009 were $1.6 million, or ($.81) loss per common share.  Losses year-to-date were $3.4 million or ($1.81) loss per common share.  Net charge-offs for the third quarter were $704,000, which is an increase of $434,000 from the previous quarter.  Total impaired loans for the nine months ended September 30, 2009 were $20.1 million, a decrease of $846,000 from the second quarter.  Foreclosed assets were $7.0 million, an increase of $691,000 over the second quarter.  Overall, impaired assets were $27.2 million, a $155,000 decrease from the second quarter.  Non-performing loans (non-accrual and past-due 90 days, but still accruing) were $17.4 million, a $4.7 million increase from the previous quarter.  Total non-performing assets were $24.5 million, a $5.3 million increase over the second quarter.

David W. Skiles, President & CEO, stated, “During the third quarter of 2009, we extensively reviewed our loan portfolio and evaluated our allowance for loan losses and the need for additional provisions for potential loan losses and loan impairments.  As a result, we recognized additional provisions in the third quarter of $2 million, or $3.9 million year-to-date.  Based on the deterioration of our asset quality, as well as the losses in our third quarter, we expect that the FDIC will pursue an enforcement action with respect to the Bank.”

Mr. Skiles continued by stating, “Our Special Assets Department was formed in June and has been very successful in the workout process.  We continue to remain optimistic that Florida and more specifically our local area, will recover sooner than several other States with similar economic issues.”

Total assets at the end of the third quarter were $267.4 million, which is a $5 million increase (1.91%) from the previous quarter.  Total net loans had an increase over the second quarter of $6.4 million, or 3.41%.  Total capital at the end of the third quarter was $21.1 million, a decrease of $1.5 million from the second quarter.  Due to the additional losses during the quarter, we will report a Total Risk-Based Capital ratio of 9.40%, Tier 1 capital ratio of 8.14% and leverage capital ratio of 6.26%.  As of September 30, 2009, book value was $7.65 per common share, as a result of the third quarter losses.

Mr. Skiles concluded by stating, “These are tremendously difficult times economically, with local unemployment rates currently near 16% and a record number of foreclosures.  We continue to be challenged to maintain a balance between impairment of our loans and working with our valued customers who are willing to pay and who are desperately attempting to work through this recession.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

FPB Bancorp, Inc. has filed a registration statement (including a prospectus) (SEC File Number 333-161965) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-(866) 254-2265.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952